Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated September 28, 2006, accompanying the financial statements and schedules of the Allied Defense Group, Inc. for the years ended December 31, 2004 and 2003 contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Baltimore, Maryland
November 6, 2006